Exhibit 99.1

KEMET Reports Financial Results for Quarter Ending September 30, 2005

GREENVILLE, S.C., Oct. 26 /PRNewswire-FirstCall/ -- KEMET Corporation (NYSE: KEM) today reported financial results for the quarter ended September 30, 2005. Net sales for the quarter were $116.6 million and net loss was $1.9 million or $0.02 per share. Before special charges, the net income was $1.3 million, or $0.02 per share. KEMET reports results before special charges because the results offer an alternative depiction of normal operations. Comparisons to prior periods are as follows:

	Quarter Ended

	Sep 2005	Jun 2005	Sep 2004

	(In Millions, Except Per Share Data)
Net sales	$116.6	$114.1	$106.0
Before special charges (non-GAAP)
Net income/(loss)	$1.3	$(0.3)	$(16.7)
Net income/(loss) per diluted share	$0.02	$(0.00)	$(0.19)
After special charges (GAAP)
Net income/(loss)	$(1.9)	$3.0	$(7.5)
Net income/(loss) per diluted share	$(0.02)	$0.03	$(0.09)

“I am pleased with the results for the quarter as net income before special charges was $1.3 million or $0.02 per share,” stated Mr. Per Loof, Chief Executive Officer. “The improvement in our results was a combination of higher sales volumes and our recent cost reduction actions. This quarter, while profitable, still does not get us to the level of profitability that we desire. We will continue to drive down our costs and continue to find opportunities to improve our profitability.

“We did experience some improvements in pricing in some product lines during the quarter, however, mix adjusted average selling prices decreased 3% to 4% in the aggregate from the previous quarter. Capacity utilization, however, remains at approximately 85%, with the ceramics utilization rate running slightly higher than tantalum. I am also pleased to report that we have begun shipping commercial volumes of our tantalum polymer capacitors from our second facility in Suzhou, China in September. The new facility was necessary due to increasing demand for this product particularly in Asia.

“As you can see from our recent news releases, exciting things are happening at KEMET. Our recently announced strategic alliance with Taiyo Yuden has been well received by our customers, and I am pleased with our continued progress. We are in advanced discussions with EPCOS to purchase their Tantalum Capacitor Business, as we announced last week. If completed, this would significantly enhance our global tantalum position in the market.

“I have now been with KEMET for six months. I have been impressed with the team and their commitment to succeed. The positive results are a testimony to this fact. However, this turnaround journey has just begun. We will continue to strive for excellence and to provide to our customers the best products in the industry. I am confident that the KEMET team will be able to capitalize on opportunities presented in the quarters to come.”

As of September 30, 2005, KEMET had $213.0 million in cash and short and long-term investments in marketable securities, $100.0 million in debt, and $518.9 million in stockholders’ equity.

The Company will hold a conference call at 9:00 am ET Wednesday, October 26, 2005, to discuss the earnings release. The call will last approximately one hour, and after an initial presentation, questions will be taken as time permits. To access the call, participants in the United States should dial 1- 800-416-8033, and participants outside the United States should dial 1-706- 643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 1416997. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available, until midnight November 9, 2005, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequentially actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

- Sales of surface-mount capacitors were 83.6% of net sales, and sales of leaded parts were 16.4% of net sales for the September 2005 quarter.

- By region, 42.7% of net sales for the September 2005 quarter were to customers in North America, 40.8% were to Asia, and 16.5% were to Europe.

- By channel, 55.8% of net sales for the September 2005 quarter were to distribution customers, 23.4% were to Electronic Manufacturing Services customers, and 20.8% were to Original Equipment Manufacturing customers. Average selling prices for the September 2005 quarter, adjusted for changes in product mix, decreased approximately 3% to 4% from average selling prices for the June 2005 quarter.

- In July 2003, KEMET announced the reorganization of its operations around the world, resulting in the location of virtually all of its production in low cost regions and to be completed in 2005. KEMET estimates it will incur special charges of approximately $42 million ($39 million disclosed previously) over the period of the reorganization related to movement of manufacturing operations.   The increase is due to additional reorganization activities that were not part of the original plan as the Company initiated more aggressive reductions to improve profitability.

Completed portions of KEMET’s announced move of production have occurred in accordance with the anticipated time line. Charges related to movement of manufacturing operations in the September 2005 quarter were $3.2 million bringing the total manufacturing relocation charges to approximately $39.6 million to date. The Company has substantially completed its relocation of production to low cost regions of the world.

          Summary of special charges in the September 2005 quarter, net of tax:

(In Millions)

Manufacturing relocation (Restructuring charges)	$3.2

Special after tax charges	$3.2

- For fiscal 2006, KEMET anticipates maintaining our investments in key customer relationships through our direct sales and customer service professionals, as well as our investments in research and development, to maintain our competitive position in the capacitor industry. We are continuing to enhance research and development, focused on organic polymer tantalum and high-capacitance ceramic capacitor technologies.

	Fiscal Year Ended			Fiscal Quarter Ended

	2003	2004	2005	Dec 2004	Mar 2005	Jun 2005	Sep 2005

	(In Millions)
SG&A	$54.4	$51.2	$51.7	$12.0	$13.8	$12.2	$12.1
R&D	$25.3	$24.4	$26.6	$7.5	$6.2	$6.2	$6.0

- Capital expenditures for the September 2005 quarter were $7.3 million.

	Fiscal Year Ended			Fiscal Quarter Ended

	2003	2004	2005	Dec 2004	Mar 2005	Jun 2005	Sep 2005

	(In Millions)
Additions to property, plant and equipment	$22.2	$25.8	$39.6	$10.8	$12.0	$6.4	$7.3

- Depreciation and amortization expense in the quarter were $8.1 million.

- During the September 2005 quarter, inventories decreased $1.7 million to $124.0 million from $125.7 million at June 30, 2005. Raw materials and supplies increased $1.0 million in the September 2005 quarter, and work in process and finished goods decreased $2.7 million.

	Fiscal Year Ended			Fiscal Quarter Ended

	Mar 2003	Mar 2004	Mar 2005	Dec 2004	Mar 2005	Jun 2005	Sep 2005

	(In Millions)
Raw materials and supplies	$91.3	$59.8	$47.5	$56.7	$47.5	$46.4	$47.4
Work in process and finished goods	92.7	69.2	86.4	91.6	86.4	79.3	76.6

	$184.0	$129.0	$133.9	$148.3	$133.9	$125.7	$124.0

- Cash and short and long-term investments in marketable securities during the September 2005 quarter decreased $5.6 million to $213.0 million from $218.6 million at June 30, 2005.  This decrease is due to capital expenditures, reduction in force payouts, and manufacturing relocation expenditures, partially offset by cash from operations.

          QUIET PERIOD

Beginning January 1, 2006, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico and China, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
Unaudited

	Three months ended September 30,		Six months ended September 30,

	2005	2004	2005	2004

Income Statement Data:
Net sales	$116,608	$106,022	$230,712	$228,405
Cost of goods sold	97,463	102,773	192,453	202,896
Gain on long-term supply contract	—	(11,139)	—	(11,139)
Selling, general and administrative expenses	12,067	13,062	24,293	25,500
Research and development	6,008	6,637	12,225	13,375
Pension settlement charges	—	218	—	218
Restructuring charges	3,154	1,649	11,327	4,199
Operating loss	(2,084)	(7,178)	(9,586)	(6,644)
Interest expense	1,639	1,579	3,307	3,202
Interest income	(1,402)	(1,455)	(2,727)	(3,365)
Other (income)/expense	(57)	11	1,007	2,296
Income tax (benefit)/expense	(354)	152	(12,298)	539
Net (loss)/income	$(1,910)	$(7,465)	$1,125	$(9,316)
(Loss)/Income Per Share Data:
Net (loss)/income per share:
Basic	$(0.02)	$(0.09)	0.01	$(0.11)
Diluted	$(0.02)	$(0.09)	0.01	$(0.11)
Weighted-average shares outstanding:
Basic	86,653,831	86,506,738	86,633,143	86,500,694
Diluted	86,653,831	86,506,738	86,696,023	86,500,694

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
Unaudited

	September 30, 2005	March 31, 2005

ASSETS
Cash and cash equivalents	$36,135	$26,898
Short-term investments in marketable securities	55,077	34,992
Accounts receivable, net	67,351	59,228
Inventories	123,988	133,935
Prepaid expenses and other current assets	12,286	9,571
Deferred income taxes	5,107	5,945
Total current assets	299,944	270,569
Property, plant and equipment, net	275,245	279,626
Property held for sale	4,683	2,326
Long-term investments in marketable securities	121,750	157,576
Investments in affiliates	590	682
Goodwill	30,471	30,471
Intangible assets, net	13,010	13,512
Other assets	3,383	3,335
Total assets	$749,076	$758,097
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$20,000	$—
Accounts payable, trade	36,128	38,943
Accrued expenses	29,151	34,617
Income taxes payable	10,424	12,430
Total current liabilities	95,703	85,990
Long-term debt	80,000	100,000
Other non-current obligations	47,252	48,951
Deferred income taxes	7,174	7,953
Total liabilities	230,129	242,894
Common stock	881	880
Additional paid-in capital	317,246	317,728
Retained earnings	221,971	220,846
Accumulated other comprehensive income	4,428	2,669
Treasury stock, at cost	(25,579)	(26,920)
Total stockholders’ equity	518,947	515,203
Total liabilities and stockholders’ equity	$749,076	$758,097

SOURCE  KEMET Corporation
          -0-                                                  10/26/2005
          /CONTACT:  David E. Gable, Senior Vice President and Chief Financial Officer of KEMET Corporation, +1-864-963-6484, or davidgable@KEMET.com/
          /Web site:   http://www.kemet.com
                             http://www.kemet.com/IR /
          (KEM)